Exhibit 10.12

THIS DOCUMENT CONSTITUTES PART OF THE PROSPECTUS COVERING THESE SECURITIES,
WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

The date of this document is June 30, 2003

DIONEX CORPORATION

STOCK OPTION PLAN

To Our Optionees:

     We are pleased with this opportunity to provide you with information regarding our Stock Option Plan, referred to in these materials as the “Option Plan.” We believe the Option Plan is an important part of the benefits provided to our employees and consultants. Please take the time to carefully review this information.

     Dionex Corporation (the “Company”) adopted the Option Plan in order to provide you with an opportunity to share in the Company’s growth. The Company believes the Option Plan assists it in hiring qualified employees and consultants and in building a satisfying long-term relationship with existing employees and consultants through recognition of their contribution to the Company.

     We have divided our discussion of the Option Plan into three parts. The first part of this document describes the terms of the Option Plan, which provides for the grant of what are called incentive stock options (tax-advantaged options) and nonqualified stock options (options that do not have special tax advantages). The second and third parts of this document describe the tax consequences relating to your participation in the Option Plan.

     The following information is intended to be a summary. It may not answer all the questions you have about the Option Plan or your option and is not intended to go into every detail of the Option Plan or your option. In addition, please be aware that the terms of options are not required to be the same for every optionee. Please be sure to carefully review your option grant to be sure that you understand its specific terms and conditions. A copy of the Option Plan or your option(s) can be obtained from the Controller, at the Company’s principal offices at 501 Mercury Drive, Sunnyvale, California 94088, telephone (408) 737-0700, ext. 1406. The Chief Financial Officer and the Controller are also available to answer further questions you may have.

     If you wish to exercise an option you will need to complete the option exercise form provided with your option grant. You may always obtain extra copies of the option exercise form from Investor Relations, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94088, telephone (408) 737-0700, ext. 1405.

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Information About Dionex Corporation

     An important part of your participation in the Option Plan is understanding the Company, its products, operations and financial condition. Like any stockholder of the Company, you can keep yourself informed about the Company by reviewing reports and other documents that the Company prepares for stockholders and the general public. If you become a stockholder of the Company, you will be entitled to attend stockholder meetings and to vote in the election of directors and other matters brought before the stockholders.

     If you have not already received a copy of the Company’s most recent annual report containing audited financial statements, a copy of the annual report should be delivered to you with these materials. Additional copies are available from Investor Relations, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94088, telephone (408) 737-0700, ext. 1405. Alternatively, the Company’s most annual report on Form 10-K is available through the Company’s filings with the Securities and Exchange Commission (the “Commission”) located at the following web site: www.sec.gov.

     The federal securities laws require the Company to provide information about its business and financial status in annual reports, commonly known as “10-Ks” and quarterly reports, commonly known as “10-Qs.” These reports are filed with the Securities and Exchange Commission. In addition, it certain important corporate events occur during the year, the Company may file reports commonly known as “8-Ks.” The Company also prepares and files with the Commission a proxy statement in connection with its annual meeting of stockholders. The proxy statement provides further information about the Company and its officers, directors and major stockholders. From time to time the Company may also file other documents with the Securities and Exchange Commission. as required by Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”).

     All of these documents constitute part of the information required by securities laws to be provided or made available to you in connection with your purchase of stock under the Option Plan; that is, these documents are incorporated by reference into these materials, which constitute the prospectus for the Option Plan.

     For a copy of these documents, all of which are available without charge and upon written or oral request, please contact Investor Relations, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94088, telephone (408) 737-0700, ext. 1405.

     If you are already a stockholder of the Company, you should receive copies of the Company’s proxy statement, reports to stockholders and other stockholder communications. You may always request copies of this information, which can be obtained without charge from Investor Relations.

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Questions Index

Question		Page
Part I Terms of the Option Plan		1
1.	Who determines whether I receive an option and the terms of my option? How many shares of common stock will my option cover?	1
2.	Will my stock option be an incentive stock option or a nonstatutory stock option? What is the difference?	2
3.	How is the exercise price of an option determined?	2
4.	When can I exercise my option?	3
5.	How do I exercise my option?	3
6.	How do I pay the exercise price?	3
7.	I have heard about cashless exercise programs through brokers. How do these work?	3
8.	Will I continue to receive options as long as I stay with the Company?	4
9.	Can the terms of the Option Plan be changed and, if so, do those changes affect options I received before the changes?	4
10.	What happens if I leave the Company or go on a leave of absence?	4
11.	What if I leave the Company because of disability?	5
12.	What are the rights of my heirs upon my death?	5
13.	Can a relative or friend exercise my option?	5
14.	Can I sell the stock I receive from exercising my option right away?	5
15.	If I am aware of important non-public information, can I sell my stock before this news is disclosed to the public? For example, if I know the Company is having significant problems in developing an important product that previously was announced or that the Company is about to acquire a competitor, can I sell my stock before the Company puts out a press release?	6
16.	Do I have to pay a commission when I exercise my option or when I sell the stock?	6
17.	How can I make a gift of the stock I receive upon exercising an option?	6
18.	Does the Company pay dividends on its Common Stock?	7
19.	Does the Option Plan have any of the same benefits as a qualified retirement plan (including a 401(k) plan) and will my participation in the Option Plan affect my participation in the Company’s 401(k) plan?	7
20.	Do special rules apply to me if I am an officer or director of the Company?	7
Part II Tax Issues Relating to Your Participation in the Option Plan		8
21.	Do I have to pay tax when I receive a nonstatutory stock option or exercise the nonstatutory stock option?	9

i.

Questions Index
(CONTINUED)

ii.

Part I

Terms of the Option Plan

     Part I of this document provides general information about the Option Plan. Parts II and III of this document describe the various tax consequences to you of your participation in the Option Plan.

     The following table should help you locate particular questions you may have with regard to participation in the Option Plan.

Relevant Questions and
Type of Information	Answers
For information regarding participation in the Option Plan	8, 9, 19
For information regarding the terms of options	1, 2, 3
For information regarding the exercise of options	4, 5, 6, 7, 12, 13
For information regarding the disposition (e.g. sale) of stock received upon exercise of options	14, 15, 16, 17, 20
For information regarding the status of options if your employment is terminated or you take a leave of absence	10, 11, 12

1.	Who determines whether I receive an option and the terms of my option? How many shares of common stock will my option cover?

     The decision to grant an option to any particular individual is made by the Board of Directors of the Company (the “Board”). The Board may delegate administration of the Option Plan to a committee (the “Compensation Committee”). The Compensation Committee is composed of at least two non-employee members of the Board. The Option Plan currently provides for the grant of options to employees and consultants covering an aggregate of 7,650,000 shares of the Company’s common stock. When the Board or Compensation Committee grants an option, it has the discretion to determine the terms of the option, including the number of shares the option will cover. There are certain tax restrictions on the number of incentive stock options that can be granted. In addition, no person is eligible to receive options in any 12-month period covering more than 400,000 shares of the Company’s common stock.

     The Board or Compensation Committee also administers the Option Plan and has the power to interpret the Plan. Information about the current members of the Board is provided in the Company’s proxy statement for its last annual meeting. You may obtain additional information about the administration of the Option Plan by calling the Company’s Controller at (408) 737-0700, ext. 1406, or the Chief Financial Officer at (408) 737-0700, ext. 1407.

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     If administration of the Option Plan has been delegated to a Compensation Committee, the Board retains the right to revert authority to construe and interpret the Option Plan back to itself. References to the Board in this document should be construed as references to the Compensation Committee, as applicable.

2.	Will my stock option be an incentive stock option or a nonstatutory stock option? What is the difference?

     At the time the Board grants you an option, the Board will determine whether the option is an incentive stock option or a nonstatutory stock option. This determination generally is based on the Board’s understanding of the relative tax benefits to you and the Company in granting incentive stock options versus nonstatutory stock options. In general, potentially favorable tax treatment is provided to the holders of stock options that qualify as incentive stock options under the Internal Revenue code.

     Upon the exercise of an incentive stock option, an optionee is typically not subject to tax except for the possible imposition of alternative minimum tax. (See Question 25.) Upon the exercise of a nonstatutory stock option, however, an optionee generally is taxed based on the difference between the exercise price of the option and the fair market value of the stock on the date of exercise. (See Question 21.) This deferral of the recognition of tax until the time of sale of the stock, as well as the possible treatment of the “spread” as capital gain, are the principal advantages of incentive stock options. However, incentive stock options have certain limitations on their exercise price, terms, transferability and duration.

     In addition, the tax regulations restrict the Board’s ability to grant incentive stock options under certain circumstances. For example, if the aggregate value of the shares under all incentive stock options held by you that were granted after 1986 and that become exercisable for the first time during any calendar year is greater than $100,000, then that number of those shares with a value over $100,000 will be treated as nonstatutory stock options.

     The rules governing the tax effects of incentive stock options and nonstatutory stock options are complex and you should carefully read the tax information provided below in this prospectus.

3.	How is the exercise price of an option determined?

     The Internal Revenue Code requires that the exercise price of an incentive stock option be at least 100% of the fair market value of the Company’s common stock on the date the option is granted. The Board typically will determine the fair market value by reference to prices of the Company’s common stock as quoted by NASDAQ at the time of grant. We will refer to this price as the “market price.” Special rules apply to the exercise price of incentive stock options granted to anyone who owns 10% or more of the voting power of the Company or its affiliates. You should speak with Investor Relations if you believe these rules might apply to you.

     The Option Plan provides that the Board may set the exercise price for a nonstatutory stock option at any price not less than 85% of the fair market value of the Company’s common stock at the time of grant.

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4.	When can I exercise my option?

     When the Board grants an option, the Board also determines certain terms of the option, including the date or dates after which the option may be exercised. Currently it is the general policy of the Board to grant options subject to four-year vesting. This means that 25% of your option will vest on each anniversary of the date of grant of your option until the option is completely vested. Although you can exercise your option at any time once a portion of the option has vested, you may exercise your option only for the number of shares that have actually vested at the time of exercise. In addition, the Board has the authority to accelerate the vesting schedule of any outstanding option under the Option Plan. Options granted by the Board generally have a term of ten years, so you must exercise your option before it expires at the end of the ten-year period. For example, if your option was granted on January 15, 2003, it will expire on January 14, 2013.

5.	How do I exercise my option?

     You exercise your option by completing an option exercise form and delivering the form, together with payment of the exercise price (see Question 6 below) to Investor Relations, Dionex Corporation, 501 Mercury Drive, Sunnyvale, California 94088, telephone (408) 737-0700, ext. 1405. You should receive a copy of the option exercise form with your option grant. You can obtain additional copies of the form from Investor Relations.

6.	How do I pay the exercise price?

     Generally, you pay the exercise price with cash unless the Board determines, at the time it grants an option, that the exercise price may be paid either (a) by delivery to the Company of other common stock of the Company with a value equal to the aggregate option exercise price, or (b) in any other form of legal consideration that may be acceptable to the Board.

     You may be able to do a broker-assisted exercise. See Question 7 below.

7.	I have heard about cashless exercise programs through brokers. How do these work?

     Cashless exercise programs involve the delivery to a broker of a copy of your signed and completed option exercise form and your irrevocable instructions to the Company to deliver stock to be received upon exercise of the option to the broker rather than to you. You can obtain an instruction form for your broker from Investor Relations. The broker can then deliver cash to the Company in payment of the exercise price, and, in some cases, withholding taxes. The Company then delivers the stock certificate to the broker. After the stock is delivered to the broker, the stock can be maintained as margin stock in an account designated by you or sold pursuant to your instructions. However, the Company will not participate in any such program that causes stock certificates to be delivered to the broker before payment for the exercise price or an irrevocable guarantee of payment from the sales proceeds has been provided to the Company. You should contact Investor Relations to determine if such a program is available.

     If you are a director or executive officer of the Company, see Question 20.

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8.	Will I continue to receive options as long as I stay with the Company?

     Whether or not you receive stock options will depend on many factors, such as your performance, the Company’s overall performance, the Board’s then current policy and the number of shares remaining in the Option Plan. Furthermore, the Board has the authority to stop granting options and to terminate the Option Plan at any time. The Option Plan, by its terms, and therefore the Board’s authority to grant options under the Option Plan, terminate on July 27, 2009 unless the Board determines to terminate the Option Plan earlier. Any termination of the Plan would not affect your rights under your outstanding options without your consent, and your options would continue in full force and effect until they expire in accordance with the terms of the options. You should note that your receipt of options under the Option Plan does not alter the Company’s right to terminate your employment or engagement as a consultant at any time and for any reason, with or without cause.

9.	Can the terms of the Option Plan be changed and, if so, do those changes affect options I received before the changes?

     Generally, the Board decides whether to change the terms of the Option Plan. Usually the Option Plan is amended to increase the number of shares available under the Plan or to take into account changes in the tax or securities laws. These changes may be presented to the stockholders of the Company for approval at the Company’s annual meeting if tax, securities or other laws require stockholder approval of the changes.

     Any changes to the Option Plan would not affect your rights under your outstanding options without your consent. If certain changes occur to the Company’s capitalization, e.g., a stock split or reverse stock split of its common stock, the Board will appropriately adjust the exercise price and number of shares subject to your options. In the event of (a) a dissolution, liquidation or sale of substantially all of the assets of the Company, (b) a merger or consolidation in which the Company is not the surviving corporation, or (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately prior to the merger are converted by virtue of the merger into other property, then (i) any surviving corporation shall assume any options outstanding under the Option Plan or shall substitute similar options for those outstanding under the Option Plan, or (ii) such options shall continue in full force and effect. If any surviving corporation refuses to assume or continue such options, or to substitute similar options for those outstanding under the Option Plan, then, with respect to options held by persons then performing services as employees or as consultants for the Company, the time during which such options may be exercised shall be accelerated such that the options are immediately exercisable in full and will terminate if not exercised prior to such event.

10.	What happens if I leave the Company or go on a leave of absence?

     Whether you leave the Company voluntarily or your employment or engagement as a consultant is terminated by the Company for any reason, your right to exercise any vested portion of your option generally will terminate 30 days after your last day of employment or consulting with the Company. However, the terms of your option may provide that it will

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terminate sooner than 30 days after termination of employment or your engagement as a consultant or that it may be exercised more than 30 days after such termination. (If the option is an incentive stock option, it generally must be exercised within three months of the date of termination or else it will become a nonstatutory stock option.)

     Usually, you will not be able to exercise any unvested portion of your option once you have left the Company or terminated your engagement as a consultant.

     If you take a leave of absence, the Board has the unilateral right to determine whether such leave of absence will be treated as a termination of your employment or consulting relationship with the Company. Alternatively, the Board may determine to suspend or otherwise delay the time or times at which shares subject to your option vest during your leave.

11.	What if I leave the Company because of disability?

     Your option may, but need not, provide that it can be exercised at any time within one year of termination of employment or engagement as a consultant due to a permanent and total disability. Because disability, for these purposes, has a specific meaning found in the Internal Revenue Code, you should ask the Controller or Chief Financial Officer of the Company if you have any questions regarding what constitutes permanent and total disability.

12.	What are the rights of my heirs upon my death?

     Your estate or persons having rights to your option by will or by the laws of descent and distribution have the right to exercise your option as to any vested portion if you were still employed by the Company or engaged as a consultant at the time of death, or if so provided in your option, you died within a specified period after your employment or engagement as a consultant was terminated for any reason. Your option will specify the date by which the option must be exercised. The option may, but need not, provide that it may be exercised within eighteen months after your death.

13.	Can a relative or friend exercise my option?

     An option may only be exercised by the holder of the option. An incentive stock option may not be transferred, and thus may only be exercised by you, during your lifetime. In the case of a nonstatutory stock option, unless it specifically provides for further transferability, it may be transferred during your lifetime only pursuant to a qualified domestic relations order (generally issued by a state court pursuant to a dissolution of marriage). You can provide for the transfer of an incentive or nonstatutory option upon your death, either (i) in your will, or (ii) by submitting a beneficiary designation on a form approved by the Company to become effective upon your death. Under certain circumstances, your spouse may have community property rights in the option.

14.	Can I sell the stock I receive from exercising my option right away?

     Generally, yes. The stock you receive upon exercise of your option is freely tradable in most cases. If you exercise an incentive stock option, an immediate sale may have certain tax

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consequences, see Question 26. (See Question 20 if you are an officer or director of the Company.)

15.	If I am aware of important non-public information, can I sell my stock before this news is disclosed to the public? For example, if I know the Company is having significant problems in developing an important product that previously was announced or that the Company is about to acquire a competitor, can I sell my stock before the Company puts out a press release?

     No. If you are aware of important inside information, you may not sell shares of the Company’s stock, whether received upon exercise of an option or otherwise, before dissemination of the information to the public. Basically, “inside information” is information that is both very important (material) and nonpublic (not disclosed through press releases, newspaper articles or otherwise to the public that buys and sells securities). Whether information is material will depend on the specific circumstances. A general test is whether dissemination of the information to the public would be likely to affect the market price of the Company’s stock or would be likely to be considered important by people who are considering whether to buy or sell the Company’s stock. Certainly if the information makes you want to buy or sell, it would probably have the same effect on others. Material information may include projections, estimates or proposals.

     If you are contemplating selling your stock and think you might have “inside information” you should discuss your possible sale with the Chief Financial Officer of the Company. If, after this discussion, it is determined that the information is in fact inside information, you must wait to sell your stock until after the information has been made public.

16.	Do I have to pay a commission when I exercise my option or when I sell the stock?

     You pay no commission on exercise of options. Generally, to sell your stock, you must take the stock certificate to a stock broker who can arrange for its sale. You can expect to be charged a fee or commission if you use a stock broker. The Company will not buy from you or sell on your behalf, or assist you in selling, stock that you have purchased under the Option Plan. Officers and directors are subject to restrictions on the sale of their stock. See Question 20 below.

17.	How can I make a gift of the stock I receive upon exercising an option?

     You may make a gift of stock by delivering the stock certificate, with the transfer block on the back filled in and signed with the signature guaranteed by a bank or stock broker (or by delivering the stock certificate together with an “assignment separate from certificate” filled in, signed and the signature similarly guaranteed) to the recipient of the gift. The recipient may then send the certificate and associated paperwork to the Company’s transfer agent, EquiServe Trust Company, N.A., 150 Royall Street, Canton, Massachusetts 02021, to have the certificate transferred to the recipient’s name. If you have a brokerage account, your broker will generally

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be willing to take care of the mechanics of transfer. Please note that a gift of stock acquired upon exercise of an incentive stock option may result in a “disqualifying disposition,” for tax purposes. See Question 26.

18.	Does the Company pay dividends on its Common Stock?

     The Company currently is not paying dividends on its Common Stock and presently intends to continue this policy in order to retain earnings for use in its business.

19.	Does the Option Plan have any of the same benefits as a qualified retirement plan (including a 401(k) plan) and will my participation in the Option Plan affect my participation in the Company’s 401(k) plan?

     The Option Plan is not a qualified retirement plan and therefore does not have the same tax deferral benefits, nor is the Option Plan subject to any provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Your participation in the Option Plan does not affect your ability to participate in the Company’s 401(k) plan.

20.	Do special rules apply to me if I am an officer or director of the Company?

     Yes. If you are an officer or director of the Company you should be aware of securities laws that apply to grants of options to you and to your transactions in stock received upon the exercise of options. In addition, you must comply with the Company’s policy permitting officers and directors to sell shares only during certain “window” periods. Furthermore, you are expected to check with the Chief Financial Officer of the Company before selling any shares. Your sale also must be made in accordance with the applicable requirements of Rule 144 issued under the Securities Act of 1933 (i.e., selling through a broker, possibly filing Form 144 with the Securities and Exchange Commission, and not selling more shares than is permitted under the Rule).

     One of the laws that will apply to you as a director, and may apply to you if you are an officer, are the short swing trading rules under Section 16 of the Exchange Act. If you are an officer, the Company will have told you whether you are subject to Section 16. If you are subject to Section 16 and need a reminder about how Section 16 operates, you should review the Memorandum to Officers and Directors, which you should have received, or ask the Controller of the Company for another copy of the Memorandum.

     In general, when you are granted an option under the Option Plan, you are deemed to have made a “purchase” on the grant date of the stock covered by the option. However, this “purchase” is exempt from the application of Section 16 short-swing trading liability if the option was granted by the full Board or by a committee composed of at least two non-employee directors. Generally, the exercise of an option is not deemed to be the purchase of the stock. However, the sale of stock you receive upon exercise of an option is a “sale” for Section 16 purposes. If your sale of the stock acquired under the option occurs within six months before or after any non-exempt purchase of Company stock by you, then your sale could be matched with your non-exempt purchase. If your sale of stock is subject to the short-swing trading rules of

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Section 16, your profit (as determined under those rules) may have to be turned over to the Company.

     Officers and directors should ensure that their broker-assisted exercises (see Question 7) are properly structured with respect to timely settlement of such exercises to avoid any violation of the prohibition against short sales found in Section 16(c) of the Exchange Act and the prohibition on executive loans under Section 402 of the Sarbanes-Oxley Act of 2002.

Part II

(Only Applicable For U.S. Employees)
Tax Issues Relating to Your Participation in the Option Plan

     The information in this Part II and the examples in Part III respond to questions you may have about the federal tax consequences of participating in the Option Plan. You should understand, however, that this tax information is not complete. For example, it does not address state or local tax laws or the application of laws if you are subject to tax laws in other countries. Furthermore, because tax laws and regulations may change, and interpretations of these laws and regulations can change the way the laws and regulations apply to you, this information may need to be updated after the issuance of this prospectus. Therefore, you should consult with a tax advisor if you have questions relating to the tax consequences of participation in, and the sale of shares received under, the Option Plan.

     The following table should help you locate particular questions you may have with regard to the federal tax consequences of your participation in the Option Plan.

Type of Information	Relevant Questions and Answers
For information regarding the tax consequences associated with the exercise of a nonstatutory stock option and transfer of the acquired stock	21, 22, 23, 24
For information regarding the tax consequences associated with the exercise of an incentive stock option and transfer of the acquired stock	24, 25, 26, 27, 28
For information regarding the tax consequences of using shares of stock already owned to pay the exercise price of an option	29, 30
For information relating to the alternative minimum tax	31

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21.	Do I have to pay tax when I receive a nonstatutory stock option or exercise the nonstatutory stock option?

     You do not have to pay tax when you are granted a nonstatutory stock option under the Option Plan.

     If you exercise a nonstatutory stock option when the market price of the stock is higher than the exercise price of your option, you generally are required to pay tax on the “profit”, that is, the difference between the exercise price and the market price of the stock on the date of exercise. Your profit on the exercise will be characterized as ordinary income.

22.	Will the Company withhold the amount of taxes due on exercise of a nonstatutory stock option?

     Generally, when you exercise a nonstatutory stock option, the Company is required by the IRS to withhold federal income and employment taxes from your profit or to otherwise ensure that the tax due will be paid to the IRS. Additional amounts usually will be withheld for state taxes. Generally, the Company can take a business expense deduction on the amount of the profit you received upon exercise of your nonstatutory option. The Board may provide you with the choice of paying your withholding obligation by withholding shares valued at the withholding amount from the shares that would otherwise be delivered to you on exercise of the option or permitting you to deliver shares you already own that have a value equal to the withholding amount. You should check the terms of your option.

23.	How much tax do I pay when I sell stock received pursuant to the exercise of a nonstatutory stock option?

     If you exercised your nonstatutory stock option when the exercise price was lower than the market price, you generally should have paid tax on the “profit” at the time of exercise. Upon the sale of your stock (or other taxable transfer), you generally will recognize a gain or loss equal to the difference between the sales price and the market price at the time of exercise. Your gain or loss will be characterized as a long-term capital gain or loss if you held the stock for more than one year from the date the option was exercised and a short-term capital gain or loss if you held the stock for one year or less.

24.	What is the difference between ordinary income and capital gains and losses for federal tax purposes?

     Ordinary income and capital gains rates vary with income level. Currently, the maximum marginal tax rate applicable to ordinary income and short-term capital gains is 35% (in 2003). The maximum marginal tax rate is 15% for long-term capital gains (after May 5, 2003). Additionally, capital gains and losses are subject to certain other provisions of the Internal Revenue Code not applicable to ordinary income. Consult your tax advisor for more information regarding the rates that apply to you.

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25.	Do I have to pay tax when I receive or exercise an incentive stock option?

     You do not have to pay tax when you are granted an incentive stock option under the Option Plans. Except for the possible application of the alternative minimum tax (see Question 31), you pay no tax upon exercise of an incentive stock option until you dispose of the stock you acquire.

26.	How is my profit taxed when I do dispose of the stock received on exercise of an incentive stock option? What if I lose money?

     How your profit or loss is characterized will depend on how much time passed after both the date the incentive stock option was granted and the date you exercised the option.

     You should be aware that transfer of legal title to the stock received upon exercise of an incentive stock option in a transaction that is not a sale may still be taxable as a disposition of the stock. Generally, such transfers include gifts, but do not include a pledge of the stock as security for a loan, a transfer into joint ownership with right of survivorship if you remain one of the joint owners, or a transfer by bequest or inheritance, or certain transfers to a spouse or former spouse incident to a divorce.

     If the date on which you dispose of the stock is more than two years from the date on which the incentive stock option was granted and more than one year from the date on which you exercised the option, your entire gain or loss is characterized as long-term capital gain or loss.

     If you dispose of your stock within two years from the date on which the option was granted or within one year from the date on which you exercised your option, a portion of your profit will be characterized as ordinary income and the transfer will be a “disqualifying disposition.” The portion of your profit that is characterized as ordinary income upon a disqualifying disposition is equal to the lesser of:

     (a) the difference between the market price of the stock on the date you exercised the option and the exercise price of the option, or

     (b) the difference between the sales price and the exercise price of the option.

     Please note that if the disqualifying disposition occurs pursuant to a transaction in which a loss (if sustained) could not be recognized, the amount of ordinary income is equal to the amount specified in clause (a) even if the amount in clause (b) is lower.

     Any profit you make over the amount characterized as ordinary income is characterized as capital gain, which will be long-term or short-term depending on whether the stock was held for more than one year from the date of exercise.

     For an example of how these rules are applied, see Example A in Part III.

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     If you lose money on the sale of the stock you generally will be able to report the loss as a capital loss, which will be long-term or short-term depending on whether the stock was held for more than one year from the date of exercise. However, in some instances the Internal Revenue Code provides exceptions to this general rule that prohibit reporting a loss on the sale of your stock. Some examples of exceptions to the general rule are: (a) selling your stock to certain family members such as your spouse or your parents, and (b) selling your stock within thirty days before or after purchasing other stock of the Company. For example, if you sell your stock to your spouse, whether or not at a loss, you will be taxed on the difference between the market price of the stock on the date of exercise and the exercise price. These are only some examples of the application of the Internal Revenue Code. You should consult with your personal tax advisor for more information on how the Internal Revenue Code and other tax laws apply to your situation. Also, see Question 31 for a general discussion of the possible effects of a disposition of the stock on liability for alternative minimum tax.

27.	Is there any withholding on the exercise of my incentive stock option or the sale of the stock acquired on exercise?

     Currently, there is no withholding required upon the exercise of an incentive stock option or on the sale of stock acquired on exercise. The Company generally is required to report to the IRS any ordinary income recognized by you as a result of a sale that is a disqualifying disposition described in Question 26.

28.	Do I have to notify the Company after I sell my stock?

     Yes, in some cases. If you dispose of stock received pursuant to an incentive stock option within two years after the date the option was granted to you or within one year after you exercise your option, you should notify Investor Relations of the number of shares sold, the sales price and the option the shares came from within fifteen days of the date on which you disposed of the stock

29.	What are the tax consequences if I use shares I already own to pay the exercise price of a nonstatutory stock option?

     If you pay the exercise price of a nonstatutory stock option with shares of the Company that you already own, you will have a tax-free exchange of the previously held shares of stock for an equivalent number of the shares of stock received under the option. If you receive additional shares in the exchange, you will pay taxes on ordinary income equal to the difference between the market value on the date of exercise of such additional shares and the amount of cash, if any, you paid upon exercise.

     The tax basis and capital gain holding period of the shares received under the option in the tax-free exchange will be the same as the tax basis and holding period of the shares used to pay the exercise price. The tax basis of the additional shares you receive will equal the amount of ordinary income you had to report and the amount of any cash paid on exercise, and your holding period for the additional shares will begin on the date of exercise.

     For an example of how these rules are applied, see Example B in Part III.

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30.	What are the tax consequences if I use shares I already own to pay the exercise price of an incentive stock option?

     Under IRS proposed regulations, the use of Company shares to pay the exercise price of an option is a tax-free exchange with respect to the shares being surrendered. Therefore, the tax basis and capital gains holding period of an equal number of shares you receive upon the exercise of the option will be the same as the tax basis and holding period of the shares you use to pay the exercise price. In general, the tax basis of the additional shares you receive, if any, will equal the amount of any ordinary income you must report and the amount of any cash you pay on exercise, and your holding period for the additional shares will begin on the date of exercise.

     Special tax rules apply, however, if the shares being surrendered to exercise a stock option were acquired on the exercise of an incentive stock option (or pursuant to a purchase right granted under an employee stock purchase plan that meets the requirements of Section 423 of the Internal Revenue Code) and have not been held more than one year from exercise and more than two years from the date the option (or purchase right) was granted. In such event, the surrender of such shares may not be a tax-free exchange. Also, special tax basis and holding period rules apply when the stock option being exercised is an incentive stock option.

     Because these tax consequences can be complicated, you should consult your tax advisor if your option agreement permits you to use Company shares to exercise your option and you wish to do so.

     For an example of how these rules might be applied, see Example C in Part III.

31.	What are the tax consequences of my exercise of options if I am subject to the alternative minimum tax?

     The alternative minimum tax is a separately computed tax equal to 26% of so much of your “alternative minimum taxable income” up to $175,000 as exceeds a specified exemption amount and 28% on additional alternative minimum taxable income. The alternative minimum tax is imposed only if and to the extent you would pay more tax if your taxes are computed pursuant to the alternative minimum tax rules than the tax you would pay if computed in the regular manner. The alternative minimum tax takes into account what are called tax preference items and other adjustments that are not taken into account when calculating taxes in the regular manner. One of the adjustments is the inclusion in taxable income of the excess between the exercise price of an incentive stock option and the market price of the stock on the date of such option’s exercise, if that amount constitutes a profit. You can avoid such excess being included in alternative minimum taxable income by selling that stock before the end of that tax year, but regular income tax may be due as a result. Any alternative minimum tax paid entitles you to a possible credit against regular tax (but not alternative minimum tax) in later tax years. When you sell your stock in a later year than the year in which the option was exercised, you are allowed, for purposes of calculating your alternative minimum tax in that later year of sale, to increase your basis in your stock by the adjustment amount previously included in your alternative minimum taxable income in the earlier year of exercise.

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Part III

Examples

Example A — Disqualifying Dispositions (Question 26):

     Assume you were granted an incentive stock option on January 1, 2003 for 10 shares at an exercise price of $8.00 per share. You exercise the option on January 1, 2004 when the market price is $10.00 per share and you sell the stock on July 1, 2004 when the market price is $9.00 per share for a $10.00 aggregate gain. Because you did not hold the stock until a date that is more than two years after the date of grant and more than one year from the date of exercise, all or a portion of your gain is ordinary income. The amount of ordinary income per share is equal to the lesser of (a) $10.00 (market price on date of exercise) - $8.00 (exercise price) = $2.00 per share or (b) $9.00 (sale price) - $8.00 (exercise price) = $1.00 per share. Therefore, the amount of ordinary income is equal to $1.00 per share, or $100.00 in the aggregate.

Example B — Stock for Stock Exercise of a Nonstatutory Stock Option (Question 29):

     Assume that on January 1, 2003 you bought 10 shares of stock on the open market when the market price was $6.00 per share. On January 1, 2004, when the market price is $10.00 per share, you exercise a non-qualified stock option to purchase 20 shares at an exercise price of $9.00 per share for an aggregate exercise price of $180.00. Using all of your previously owned shares to pay $100.00 of the exercise price (10 shares x $10.00 market price), you pay $80.00 cash for the remainder of the exercise price. On the date of exercise, you are deemed to have a tax-free exchange of the 10 previously owned shares for 10 equivalent new shares. You will also recognize ordinary income of $20.00 equal to the market price of the 10 additional new shares you receive, $100.00, minus the amount of cash you paid on exercise, $80.00.

     If you sell all 20 shares that you received upon exercise of the option for $11.00 per share on March 1, 2004, you will recognize a $5.00 per share gain on the 10 equivalent new shares ($11.00 per share — $6.00 per share (purchase price of original shares)), which will be long-term capital gain because you are allowed to add the period which you held the original 10 shares to the period you held the 10 equivalent new shares. You will also recognize a $10.00 aggregate gain on the 10 additional new shares, calculated as follows: $110.00 (10 shares x $11.00 market price) minus the sum of (a) $80.00 (the amount of cash paid for the shares) and (b) $20.00 (the amount of income recognized upon exercise of the option). This gain will be characterized as short-term capital gain because you held the stock for only two months.

Example C — Stock for Stock Exercises of an Incentive Stock Option (Question 30):

     Assume you purchased 18 shares on the open market for $6.00 per share on January 1, 2003. On February 1, 2004, when the market price is $10.00 per share, you exercise an incentive stock option to purchase 20 shares at an exercise price of $9.00 per share, for an aggregate exercise price of $180.00, using all of your 18 previously-owned shares to pay the exercise price. On the date of exercise, you are deemed to have made a tax-free exchange of the 18 previously owned shares for 18 equivalent new shares and to have acquired 2 additional new shares.

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     Because the shares delivered in payment of the exercise price were previously-owned shares not acquired upon exercise of an incentive stock option or under an employee stock purchase plan as defined in Section 423 of the Code, no disqualifying disposition occurred in the exchange and no ordinary income was recognized at the time of the exchange. However, you will recognize an adjustment to your alternative minimum taxable income of $10.00 per additional share or $20.00 for the 2 additional shares. Therefore the basis in the 18 equivalent new shares is the same as the basis of the original shares: $6.00 per share. However, for purposes of calculating ordinary income on a disqualifying disposition, the amount treated as having been paid for such equivalent new shares is equal to their fair market value on the date of exercise ($10.00 per share). The basis in the 2 additional new shares is $0 per share.

     If you sell 15 of the shares on September 1, 2004 at $11.00 per share, such shares are deemed to be sold in a disqualifying disposition because the disposition is less than one year after the date of exercise. Since the additional new shares have a lower basis ($0 per share) than the equivalent new shares ($6.00 per share), they will be treated as having been disposed of first. Therefore you will be considered to have sold the 2 additional new shares and 13 of the equivalent new shares.

     You will recognize no ordinary income with respect to the equivalent new shares since there is no difference between their fair market value on the date of exercise and the amount treated as having been paid for such shares. However, you will recognize capital gain with respect to the equivalent new shares in the amount of $65.00 (13 shares times $5.00 per share ($11.00 sale price minus $6.00 basis)). Such capital gain will be long-term since the holding period for such equivalent new shares includes the holding period for the original shares exchanged therefor and is, thus, 20 months.

     You will recognize ordinary income with respect to the additional new shares in the amount of $20.00 (2 shares times $10.00 per share ($10 fair market value on the date of exercise minus $0 basis in these shares)). You will recognize capital gain on such additional new shares in the amount of $2.00 (2 shares times $1.00 per share ($11.00 sale price minus $10.00 recognized as ordinary income)). Such capital gain will be short-term since the holding period for such additional new shares begins on the date of exercise and is therefore only seven months.

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